Exhibit 99.1

FOR IMMEDIATE RELEASE

COURT VACATES EPA STOP SALE ORDER ON AMVAC’S PCNB

Newport Beach, CA – August 19, 2011 – American Vanguard Corporation (NYSE:AVD) today announced that the Chief Judge for the United States District Court for the District of Columbia has granted the Company’s motion for summary judgment and vacated the Stop Sale, Use or Removal Order that had been issued in August 2010 by the United States Environmental Protection Agency relating to the Company’s USEPA-registered pentachloronitrobenzene (PCNB) product line. The Company’s wholly-owned subsidiary, Amvac Chemical Corporation, manufactures, distributes and sells PCNB as a fungicide for use primarily on turf.

The company’s motion sought relief on various grounds, including denial of due process. In reaching its decision, the court found that the agency official who signed the SSURO lacked the authority to issue such an order. Because SSURO was invalid on this ground, the court did not address AMVAC’s other challenges. The court remanded the matter to the USEPA for any further proceedings as it may deem appropriate.

Eric Wintemute, Chairman and Chief Executive Officer of the Company said, “We are, of course, pleased with the court’s decision. This has been a long and trying process which appears to be coming to a conclusion. We are now focused on working with the USEPA to get our amended end-use labels for PCNB products issued as quickly as possible, so that we can return to the market.” Mr. Wintemute concluded, “We are also grateful to our customers for their continued support and patience throughout this ordeal and hope to be in a position to meet their needs in the very near future.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets branded products for crop protection, turf management and the control of public health pests. American Vanguard is included in the Russell 2000® & Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati
williamk@amvac-chemical.com		Lcati@equityny.com
(212) 836-9611